SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                               The SCO Group, Inc.
                               -------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)



                                    78403A106
                                    ---------
                                 (CUSIP Number)

                                  June 6, 2005
                  ---------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)



                               Page 1 of 14 Pages

                                  SCHEDULE 13G

CUSIP No. 78403A106                                         Page 2 of 14 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin Capital Management, L.P. II
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |_|

                                                                 (b)   |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                420,500
                         -------------------------------------------------------
       NUMBER            6)     SHARED VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY      -------------------------------------------------------
       OWNED BY          7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING                420,500
       PERSON            -------------------------------------------------------
       WITH              8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       420,500
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 78403A106                                         Page 3 of 14 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin International Fund, Ltd.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |_|

                                                                 (b)   |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Commonwealth of the Bahamas
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                420,500
                         -------------------------------------------------------
       NUMBER            6)     SHARED VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY      -------------------------------------------------------
       OWNED BY          7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING                420,500
       PERSON            -------------------------------------------------------
       WITH              8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       420,500
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 78403A106                                         Page 4 of 14 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin, LLC
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |_|

                                                                 (b)   |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                420,500
                         -------------------------------------------------------
       NUMBER            6)     SHARED VOTING POWER
       OF
       SHARES                   132,500
       BENEFICIALLY      -------------------------------------------------------
       OWNED BY          7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING                420,500
       PERSON            -------------------------------------------------------
       WITH              8)     SHARED DISPOSITIVE POWER

                                132,500
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       553,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.1%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 78403A106                                         Page 5 of 14 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Craig Effron
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |_|

                                                                 (b)   |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                0
                         -------------------------------------------------------
       NUMBER            6)     SHARED VOTING POWER
       OF
       SHARES                   973,500
       BENEFICIALLY      -------------------------------------------------------
       OWNED BY          7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING                0
       PERSON            -------------------------------------------------------
       WITH              8)     SHARED DISPOSITIVE POWER

                                973,500
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       973,500
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 78403A106                                         Page 6 of 14 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Curtis Schenker
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |_|

                                                                 (b)   |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                0
                         -------------------------------------------------------
       NUMBER            6)     SHARED VOTING POWER
       OF
       SHARES                   973,500
       BENEFICIALLY      -------------------------------------------------------
       OWNED BY          7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING                0
       PERSON            -------------------------------------------------------
       WITH              8)     SHARED DISPOSITIVE POWER

                                973,500
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       973,500
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------
Item 1(a).  Name of Issuer:

The SCO Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

355 South 520 West
Suite 100
Lindon, Utah 84042

Item 2(a).  Name of Persons Filing:

(i)   Scoggin Capital Management, L.P. II
(ii)  Scoggin International Fund, Ltd.
(iii) Scoggin, LLC
(iv)  Craig Effron
(v)   Curtis Schenker

(collectively, the "Reporting Persons" and each a "Reporting Person")



Item 2(b).  Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons, other than Scoggin International Fund, Ltd., has a business address at 660 Madison Avenue, New York, NY 10021.

Scoggin International Fund, Ltd. has a business address at c/o Vincent King, Swiss Financial Services, One Montague Place, 4th Floor; East Bay Street; Nassau, Bahamas.

Item 2(c).  Citizenship or Place of Organization:

(i)   Scoggin Capital Management, L.P. II
      Delaware

(ii)  Scoggin International Fund, Ltd.
      Commonwealth of the Bahamas

(iii) Scoggin, LLC
      New York

(iv)  Craig Effron
      USA

(v)   Curtis Schenker
      USA

Item 2(d).  Title of Class of Securities:

Common Stock, $0.001 par value per share

Item 2(e).  CUSIP Number:

78403A106

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_| Broker or Dealer Registered Under Section 15 of the Act
                      (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c)

            (c)   |_| Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c)

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_| Investment Adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E)

            (f)   |_| Employee benefit plan or endowment fund in accordance with
                      ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_| Parent Holding Company or control person in accordance
                      with ss.240.13d-1(b)(ii)(G)

            (h)   |_| Savings Association as defined in ss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_| Church plan that is excluded from the definition of an
                      investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

(i)    Scoggin Capital Management, L.P. II(1)

            (a) Amount beneficially owned: 420,500

            (b) Percent of class: 2.3%(2)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 420,500

                  (ii)  Shared power to vote or to direct the vote: 0

------------------
(1) The general partner of Scoggin Capital Management, L.P. II is S&E Partners, L.P., a limited partnership organized under the laws of Delaware. Scoggin, Inc., a corporation organized under the laws of Delaware, is the sole general partner of S&E Partners, L.P. Craig Effron and Curtis Schenker are the stockholders of Scoggin, Inc.

(2) Percentages are based on 17,923,510 outstanding shares of Common Stock (as set forth on the Issuer's Form 10-Q, filed on June 3, 2005 with the Securities and Exchange Commission).

                  (iii) Sole power to dispose or to direct the disposition of:
                        420,500

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(ii)   Scoggin International Fund, Ltd.(3)

            (a)   Amount beneficially owned: 420,500

            (b)   Percent of class: 2.3%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 420,500

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        420,500

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(iii) Scoggin, LLC(4)

            (a)   Amount beneficially owned: 553,000

            (b)   Percent of class: 3.1 %

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 420,500

                  (ii)  Shared power to vote or to direct the vote: 132,500

                  (iii) Sole power to dispose or to direct the disposition of:
                        420,500

                  (iv)  Shared power to dispose or to direct the disposition of:
                        132,500

(iv)  Craig Effron

            (a)   Amount beneficially owned: 973,500

            (b)   Percent of class: 5.4%

            (c)   Number of shares as to which such person has:


-----------------------
(3) The investment advisor of Scoggin International Fund, Ltd. is Scoggin, LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

(4) Scoggin, LLC is the investment advisor of Scoggin International Fund, Ltd. and the investment manager for certain discretionary managed accounts. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 973,500

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        973,500

(v)   Curtis Schenker

            (a)   Amount beneficially owned: 973,500

            (b)   Percent of class: 5.4%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 973,500

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        973,500

Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

A person other than such Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities with respect to the 132,500 shares held in certain discretionary managed accounts to which Scoggin, LLC is the investment manager.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                       Scoggin Capital Management, L.P. II
                                       By: S&E Partners, L.P., its General
                                           Partner
                                       By: Scoggin, Inc., its General Partner

                                       By: /s/ Curtis Schenker
                                           -------------------
                                           Curtis Schenker, its Chief
                                           Executive Officer
Dated as of June 16, 2005

                                       Scoggin International Fund, Ltd.
                                       By: Scoggin, LLC, its Investment Advisor
                                       By: /s/ Curtis Schenker
                                           -------------------
                                           Curtis Schenker, its Managing Member
Dated as of June 16, 2005

                                       Scoggin, LLC
                                       By: /s/ Curtis Schenker
                                           -------------------
                                           Curtis Schenker, its Managing Member
Dated as of June 16, 2005

                                       By: /s/ Craig Effron
                                           ----------------
                                           Craig Effron

Dated as of June 16, 2005

                                       By: /s/ Curtis Schenker
                                           -------------------
                                           Curtis Schenker
Dated as of June 16, 2005

                                                                       Exhibit A

                            Agreement of Joint Filing


            Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

            This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                       Scoggin Capital Management, L.P. II
                                       By: S&E Partners, L.P., its General
                                           Partner
                                       By: Scoggin, Inc., its General Partner

                                       By: /s/ Curtis Schenker
                                           -------------------
                                           Curtis Schenker, its Chief Executive
                                           Officer
Dated as of June 16, 2005

                                       Scoggin International Fund, Ltd.
                                       By: Scoggin, LLC, its Investment Advisor

                                       By: /s/ Curtis Schenker
                                           -------------------
                                           Curtis Schenker, its Managing Member
Dated as of June 16, 2005

                                       Scoggin, LLC

                                       By: /s/ Curtis Schenker
                                           -------------------
                                           Curtis Schenker, its Managing Member
Dated as of June 16, 2005


                                       By: /s/ Craig Effron
                                           ----------------
                                           Craig Effron

Dated as of June 16, 2005

                                       By: /s/ Curtis Schenker
                                           ------------------
                                           Curtis Schenker

Dated as of June 16, 2005